U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One)

[ ] Form 10-K   [ ] Form 20-F   [ ]   Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

                         For Period Ended: May 31, 1996

           [ ] Transition Report on Form 10-K
           [ ] Transition Report on Form 20-K
           [ ] Transition Report on Form 11-K
           [ ] Transition Report on Form 10-Q
           [ ] Transition Report on For N-SAR

             For the Transition Period Ended: _________________________________

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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION
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        Full Name of Registrant
             DYNACQ INTERNATIONAL, INC.

        Former Name if Applicable
              N/A

        Address of Principal Executive Office (Street and Number
              10304 INTERSTATE 10 EAST, SUITE 369

        City, State and Zip Code
              HOUSTON, TEXAS 77029

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PART II - RULES 12B-25(B) AND(C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) the following should be completed. (Check box if appropriate)

        (a) the reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

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PART III - NARRATIVE
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.
                             SEE ATTACHED STATEMENT

                                                (Attach Extra Sheets if Needed)

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PART IV - OTHER INFORMATION
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        (1) Name and telephone number of person to contact in regard to this notification

       PHILIP CHAN                        (713)            673-6432
         (Name)                        (Area Code)    (Telephone Number)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                              [X] Yes       [ ] No

        (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              [ ] Yes       [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           DYNACQ INTERNATIONAL, INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

    Date:  July 15, 1996                      By:  /s/ PHILIP CHAN
                                                   Philip Chan, Vice-President
                                                   and Chief Financial Officer

                       STATEMENT ACCOMPANYING FORM 12B-25
                          OF DYNACQ INTERNATIONAL, INC.
                          FOR PERIOD ENDED MAY 31, 1996

PART III - NARRATIVE

        The Company's chief financial officer has devoted substantial time and effort in the past few months to conducting financial due diligence of other entities for possible acquisition on behalf of the Company and requires additional time to complete preparation of the Company's quarterly report.